Writer’s Direct Dial

EXHIBIT 4

Emmet, Marvin & Martin, LLP

Counsellors at Law

_____

120 Broadway

New York, New York 10271

_____

(212) 238-3000

(212) 653-1760

_____

Fax: (212) 238-3100

Fax: (212) 653-1730

http://www.emmetmarvin.com

177 Madison Avenue Morristown, New Jersey 07960 (973) 538-5600 Fax: (973) 538-6448

June 15, 2018

The Bank of New York Mellon

as Depositary

101 Barclay Street

New York, New York, 10286

Re:	Unsponsored American Depositary Shares for ordinary shares of Ping An Healthcare and Technology Company Limited

Ladies and Gentlemen:

We refer to the registration statement to be filed on Form F-6 under the Securities Act of 1933 (the "Registration Statement") by the legal entity created by the agreement for issuance of American Depositary Shares ("ADSs"), representing ordinary shares of Ping An Healthcare and Technology Company Limited, for which you propose to act as Depositary.

We are of the opinion that the ADSs covered by the Registration Statement, when issued in accordance with the Statement of Terms and Conditions of the ADSs included as an exhibit to the Registration Statement (the “Terms and Conditions”) will, when sold, be legally issued and will entitle the holders thereof to the rights specified in the ADRs.

This opinion may be used by you as an exhibit to the Registration Statement.

Very truly yours,

/s/ EMMET, MARVIN & MARTIN, LLP

EMMET, MARVIN & MARTIN, LLP